UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): May 6, 2011
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 815-7700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
MedCath Corporation (“the Company”) recently announced that it has entered into two separate definitive agreements as outlined below. The proforma effects of the sales, which are pending shareholder approval, will be reflected in a proxy statement which the Company anticipates it will file during its third quarter of fiscal 2011, which ends June 30, 2011 (see Item 8.01 below).
Arkansas Heart Hospital
          On May 6, 2011, the Company entered into a definitive agreement to sell its 70.3% ownership interest and management rights in Arkansas Heart Hospital to AR-MED, LLC, which is majority owned by Dr. Bruce Murphy, a physician affiliated with Little Rock Cardiology Clinic, P.A and a current investor in the Arkansas Heart Hospital pursuant to the terms of an Equity Purchase Agreement dated May 6, 2011 (the “Equity Purchase Agreement”). The transaction is subject to MedCath stockholder approval, and other customary closing conditions listed in the Equity Purchase Agreement.
          Under the Equity Purchase Agreement AR-MED shall have responsibility for all material preclosing and postclosing liabilities of the Arkansas Heart Hospital and agrees to indemnify MedCath for those. If AR-MED fails to complete the purchase when it is obligated to do so, AR-MED and Dr. Murphy are obligated to pay MedCath a $3,000,000 termination fee unless MedCath completes a sale on comparable or better terms within six months after such failure to close.
          Purchase terms are based on the hospital’s valuation of $73.0 million plus a percentage of the hospital’s available cash, which is anticipated to net approximately $60.0 million to MedCath after closing costs and taxes.
          A copy of the Equity Purchase Agreement is included as Exhibit 2.1.
Heart Hospital of New Mexico
     On May 6, 2011, a limited liability company of which Company is a member (the “hospital entity”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) to sell substantially all of the assets of Heart Hospital of New Mexico (“HHNM”) to Lovelace Health System, Inc. (“LHS”), an Albuquerque, New Mexico health system owned by Ardent Medical Services, Inc. that is headquartered in Nashville, Tennessee. The transaction values the HHNM’s assets at $119.0 million. The hospital entity will retain its accounts receivable. MedCath anticipates receiving approximately $62.0 million in net proceeds from the transaction, after collection of all accounts receivable, payment of all known liabilities, including taxes and repayment of inter-company debt owed by the hospital entity to MedCath, pro-rata payments to minority members and, as described further below, an allocation of additional funds to the hospital’s minority members from MedCath in consideration for certain consents to the transaction that are required under the hospital entity’s operating agreement. This estimate of net proceeds does not include reserves or estimates for contingent or unknown liabilities that might arise from the preclosing operation of HHNM, the responsibility for which is retained by the hospital entity. The transaction is subject to MedCath stockholder and regulatory approval and other customary closing conditions. The Company also agreed to the reimbursement of up to $750,000 of LHS’s out-of-pocket expenses in the event the stockholders of the Company do not approve the proposed sale, and the payment to LHS of a termination fee of $3,213,000 in the event that the Purchase Agreement is terminated due to the Company’s Board of Directors’ exercise of their fiduciary duties and a sale of HHNM to another purchaser is completed within twelve months of termination.
     The Company owns 74.8% of HHNM and physician investors own the remaining 25.2%. Of the remaining interests, 15% is owned by NMHI, LLC (“NMHI”), an affiliate of a medical practice known as the New Mexico Heart Institute, and 10% is owned by SWCA, LLC (“SWCA” and, together with NMHI, the “HHNM Physicians”). Individual physicians hold the remaining 0.2% interest in HHNM.
     The Company commenced its evaluation of strategic options for HHNM as part of its broader strategic options review. As a result of that process, LHS offered to purchase substantially all of the assets of HHNM for $119,000,000 with the hospital entity retaining its accounts receivable and substantially all liabilities relating to the period prior to closing. The consents of both groups of the HHNM Physicians were required to approve a sale of HHNM under the hospital entity’s operating agreement. However, the HHNM Physicians initially refused to consent to the proposed sale to LHS. Representatives of the Company had numerous meetings and discussions with the HHNM Physicians to explain the merits of the proposed transaction, however those explanations did not cause the HHNM Physicians to consent to the proposed transaction.
     The Company continued negotiations and explored whether the required consents could be obtained by allocating to the HHNM Physicians a larger portion of the net proceeds from the sale to LHS. As a result of this process, in order to obtain the required consent from both the HHNM Physicians groups, the Company’s Board of Directors authorized a closing date payment to NMHI and the individual members of SWCA of $22,000,000 of the transaction proceeds that otherwise would have been allocated the Company (the “Sale Payment”), which Sale Payment is in addition to the HHNM Physicians’ pro rata portion of the net proceeds from the sale to LHS. The HHNM Physicians consents provide that: (i) NMHI and SWCA approve and consent to the sale of HHNM to LHS; (ii) NMHI and SWCA shall each receive a portion of net proceeds from the sale in accordance with their percentage membership interest in HHNM, as well as each receiving a portion of the Sale Payment; (iii) NMHI and SWCA acknowledge that the amount of their respective portions of the Sale Payment materially differs and is disproportionate to their percentage membership interest in HHNM; (iv) following the sale, the hospital entity will have the right to create and retain sufficient reserves from amounts otherwise due to the Company and to the HHNM Physicians to pay retained HHNM debts, liabilities, and obligations; and (v) NMHI and SWCA agree that no agreement in connection with the sale to LHS is payment for or contingent upon any patient referrals between the parties or their affiliates, or provision of any item or medical service. Further, the approvals and consents from the HHNM Physicians provides that the physician parties have no obligation to refer to HHNM or any health care facility owned or affiliated with LHS. All such referrals will be based upon the physicians’ professional medical judgment, the medical needs of the patient and patient choice.

     The Board of Directors approved the Sale Payment because it has determined that the sale to LHS is in the best interests of the Company’s stockholders since, among other things (i) the anticipated net proceeds to the Company from the sale to LHS, even after giving effect to the Sale Payment, are expected to exceed the net proceeds the Company would have received from transactions contemplated by other indications of interest which the Company had received, and (ii) they believe that the anticipated net proceeds to the Company from the currently proposed sale to LHS as described above would exceed those that would be obtained from LHS or any other party if a sale of HHNM is delayed to a later date.
     A copy of the Purchase Agreement is included as Exhibit 2.2.
Item 8.01 Other Events
     In addition to requesting stockholder approval of the sale of AHH and HHNM via the filing of a proxy statement with the Securities and Exchange Commission, the Company anticipates that the proxy filing will also request stockholder approval to authorize the Company’s Board of Directors to dissolve the Company, sell the Company’s remaining assets without further stockholder approval, and distribute available net proceeds to stockholders. As a result of undertaking the dissolution process and continuing the strategic options process, the Company will incur wind-down expenses and will continue to incur expenses directly related to the strategic options process, the amount of which will be material. In addition, the wind-down process will require the reserving of funds for known and unknown contingent liabilities and the reserving of funds for future operating costs for any unsold assets, the amount of which may be material. The Company currently anticipates filing the proxy statement with the Securities and Exchange Commission during its fiscal third quarter ending June 30, 2011.
     Due to the pending shareholder approval of the sale of AHH and shareholder and regulatory approval of the sale of HHNM, the proforma effects of the sale of AHH and HHNM will be reflected in the Company’s proxy statement.
Item 9.01. Financial Statements and Exhibits.

Exhibit 2.1	Equity Purchase Agreement by and among AR-Med, LLC, Little Rock Cardiology Clinic, P.A., MedCath of Little Rock, L.L.C., MedCath of Arkansas, LLC and MedCath Finance Company, LLC

Exhibit 2.2	Asset Purchase Agreement by and between Lovelace Health System, Inc. and Heart Hospital of New Mexico, LLC
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: May 12, 2011	By:	/s/ James A. Parker
James A. Parker
Executive Vice President and Chief Financial Officer